                           CARRIAGE HOUSE APARTMENTS
                            1220 CARRIAGE HOUSE LANE
                            GASTONIA, NORTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 14, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 3, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al. ("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: CARRIAGE HOUSE APARTMENTS
    1220 CARRIAGE HOUSE LANE
    GASTONIA, GASTON COUNTY, NORTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 102 units with a total of 123,450 square feet of rentable area. The improvements were built in 1971. The improvements are situated on 10.23 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 84% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 14, 2003 is:

                                         ($3,600,000)

                               Respectfully submitted,
                               AMERICAN APPRAISAL ASSOCIATES, INC.

                               -s- Frank Fehribach
July 3, 2003                   Frank Fehribach, MAI
#053272                        Managing Principal, Real Estate Group
                               North Carolina Temporary Practice Permit #2578

Report By:
John Hayden
North Carolina Temporary Practice Permit Pending

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .......................................................     4
Introduction ............................................................     9
Area Analysis ...........................................................    11
Market Analysis .........................................................    14
Site Analysis ...........................................................    16
Improvement Analysis ....................................................    16
Highest and Best Use ....................................................    17

                                    VALUATION

Valuation Procedure .....................................................    18
Sales Comparison Approach ...............................................    20
Income Capitalization Approach ..........................................    26
Reconciliation and Conclusion ...........................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                  Carriage House Apartments
LOCATION:                       1220 Carriage House Lane
                                Gastonia, North Carolina

INTENDED USE OF ASSIGNMENT:     Court Settlement
PURPOSE OF APPRAISAL:           "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:             Fee Simple Estate

DATE OF VALUE:                  May 14, 2003
DATE OF REPORT:                 July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                         10.23 acres, or 445,619 square feet
  Assessor Parcel No.:          115987
  Floodplain:                   Community Panel No. 37071C0282E (March 3, 2003)
                                Flood Zone X, an area outside the floodplain.
  Zoning:                       R-17 MF (Multifamily Zoning)

BUILDING:

  No. of Units:                 102 Units
  Total NRA:                    123,450 Square Feet
  Average Unit Size:            1,210 Square Feet
  Apartment Density:            10.0 units per acre
  Year Built:                   1971

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                           Market Rent
                Square  ----------------  Monthly  Annual
Unit Type        Feet   Per Unit  Per SF   Income  Income
------------------------------------------------------------
1Br/1.5Ba Tnhs    900    $599     $0.67   $ 2,995  $ 35,940
2Br/1.5Ba Tnhs  1,100    $659     $0.60   $25,042  $300,504
2Br/1.5Ba Grdn  1,100    $659     $0.60   $10,544  $126,528
3Br/1.5Ba Tnhs  1,200    $719     $0.60   $ 3,595  $ 43,140
3Br/1.5Ba Grdn  1,400    $789     $0.56   $18,936  $227,232
3Br/2Ba Tnhs    1,425    $799     $0.56   $11,186  $134,232
------------------------------------------------------------
                                  Total   $72,298  $867,576
============================================================

OCCUPANCY:                      84%
ECONOMIC LIFE:                  45 Years
EFFECTIVE AGE:                  32 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

REMAINING ECONOMIC LIFE:        13 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                     [EXTERIOR - SUBJECT ENTRANCE PICTURE]

                [EXTERIOR - TYPICAL BUILDING ELEVATION PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

As Vacant:                      Hold for future multi-family development
As Improved:                    Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                        Amount              $/Unit
                                        ------              ------
DIRECT CAPITALIZATION
Potential Rental Income                 $    867,576        $ 8,506
Effective Gross Income                  $    801,717        $ 7,860
Operating Expenses                      $    408,110        $ 4,001         50.9% of EGI
Net Operating Income:                   $    368,107        $ 3,609

Capitalization Rate                            10.50%
DIRECT CAPITALIZATION VALUE             $  3,400,000 *      $33,333 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                              10 years
2002 Economic Vacancy                             13%
Stabilized Vacancy & Collection Loss:             12%
Lease-up / Stabilization Period            12 months
Terminal Capitalization Rate                   11.00%
Discount Rate                                  12.00%
Selling Costs                                   2.00%
Growth Rates:
  Income                                        3.00%
  Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE              $  3,700,000 *      $36,275 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE  $  3,600,000        $35,294 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)    $40,139 to $52,261
  Range of Sales $/Unit (Adjusted)      $26,873 to $35,614
VALUE INDICATION - PRICE PER UNIT       $  3,100,000 *      $30,392 / UNIT

EGIM ANALYSIS

  Range of EGIMs from Improved Sales    5.21 to 7.06
  Selected EGIM for Subject                     5.25
  Subject's Projected EGI               $    801,717
EGIM ANALYSIS CONCLUSION                $  4,100,000 *      $40,196 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION        $  3,500,000 *      $34,314 / UNIT

RECONCILED SALES COMPARISON VALUE       $  3,600,000        $35,294 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                        $  3,100,000
  NOI Per Unit                          $  3,500,000
  EGIM Multiplier                       $  4,100,000
INDICATED VALUE BY SALES COMPARISON     $  3,600,000        $35,294 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:         $  3,400,000
  Discounted Cash Flow Method:          $  3,700,000
INDICATED VALUE BY THE INCOME APPROACH  $  3,600,000        $35,294 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:    $  3,600,000        $35,294 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1220 Carriage House Lane, Gastonia, Gaston County, North Carolina. Gastonia identifies it as 115987.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by John Hayden on May 14, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. John Hayden performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and John Hayden have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 14, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:     6 to 12 months

   EXPOSURE PERIOD:      6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in SP VI LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years. There are currently three offers for the purchase of the subject at $3,200,000, $3,000,000, and $2,700,000. However, very little other information regarding the parameters of theses offers is known. Hence, a direct comparison with the value estimate from this report provides little information regarding their applicability.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Gastonia, North Carolina. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Huntsmoor Drive

West   - Hoffman Boulevard

South  - Highway 279

North  - Audrey Lane

MAJOR EMPLOYERS

Major employers in the subject's area include Wachovia Corporation, Charlotte-Mecklenburg Schools, Bank of America, Carolinas Health Care System, Duke Energy Corporation, US Airways, State of North Carolina, City of Charlotte, US Government, and Mecklenburg County, Presbyterian Healthcare, Ruddick/Harris Teeter, Winn Dixie.. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                             ----------------------------------------
CATEGORY                     1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS     MSA
--------------------------------------------------------------------------------
POPULATION TRENDS
Current Population               6,828        44,520        91,139     1,561,413
5-Year Population                7,328        47,275        93,958     1,721,386
% Change CY-5Y                     7.3%          6.2%          3.1%         10.2%
Annual Change CY-5Y                1.5%          1.2%          0.6%          2.0%

HOUSEHOLDS
Current Households               3,042        18,152        36,135       601,124
5-Year Projected Households      3,321        19,588        37,844       667,464
% Change CY-5Y                     9.2%          7.9%          4.7%         11.0%
Annual Change CY-5Y                1.8%          1.6%          0.9%          2.2%

INCOME TRENDS
Median Household Income        $40,229       $39,808       $35,825    $   48,633
Per Capita Income              $23,243       $23,390       $20,181    $   24,575
Average Household Income       $53,193       $57,204       $50,933    $   63,841

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                               AREA
                             ----------------------------------------
CATEGORY                     1-Mi. RADIUS  3-Mi. RADIUS  5-Mi. RADIUS   MSA
-----------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         50.48%        40.06%        36.38%     29.67%
5-Year Projected % Renting      53.93%        41.89%        37.32%     29.33%

% of Households Owning          45.52%        55.17%        58.12%     64.90%
5-Year Projected % Owning       42.33%        53.68%        57.47%     65.65%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Single Family Residential

South  - Retail Center

East   - Single Family Residential

West   - Single Family Residential

CONCLUSIONS

The subject is well located within the city of Gastonia. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Gastonia in Gaston County. The overall pace of development in the subject's market is more or less stable. Currently, there are no units under construction within this submarket. Additionally, no new units were completed over the past year. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

Period  Region  Submarket
-------------------------
Feb-01    8.8%     4.5%
Aug-01    9.8%     6.9%
Feb-02   12.9%     7.9%
Aug-02   11.2%    10.4%
Feb-03   12.7%    11.6%

Source: Charlotte Apartment Index March '03

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market. Occupancies have been declining for the Charlotte area as a whole while the subject's submarket appears to be mirroring the overall area's performance, although not as intensely. Occupancies are expected to remain at these levels at least for the near future, as recently developed and planned units are absorbed.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                            HISTORICAL AVERAGE RENT

Period  Region  % Change  Submarket  % Change
---------------------------------------------
Feb-01   $700       -       $581         -
Aug-01   $713     1.9%      $623       7.2%
Feb-02   $712    -0.1%      $608      -2.4%
Aug-02   $708    -0.6%      $599      -1.5%
Feb-03   $710     0.3%      $619       3.3%

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                             COMPETITIVE PROPERTIES

  No.          Property Name        Units  Ocpy.  Year Built   Proximity to subject
-------------------------------------------------------------------------------------
  R-1    Walker's Ridge              144    96%      1990     1 mile west of subject
  R-2    Patriots                    186    73%      1998     2 miles west of subject
  R-3    Quail Woods                 188    72%      1973     1 mile west of subject
  R-4    River Wind                  180    91%      1998     2 miles west of subject
Subject  Carriage House Apartments   102    84%      1971

Within the subject's submarket, while rental rates have fluctuated, in general they have remained relatively stable at around the same (average) level. This tends to mirror the Charlotte market's performance, although rental rates within the subject's submarket tend to average approximately $100 per unit lower than the overall Charlotte area.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                  10.23 acres, or 445,619 square feet
  Shape                      Irregular
  Topography                 Rolling
  Utilities                  All necessary utilities are available to the site.
  Soil Conditions            Stable
  Easements Affecting Site   None other than typical utility easements
  Overall Site Appeal        Average
  Flood Zone:
    Community Panel          37071C0282E, dated March 3, 2003
    Flood Zone               Zone X
  Zoning                     R-17 MF, the subject improvements represent a legal
                             conforming use of the site.

REAL ESTATE TAXES

                     ASSESSED VALUE - 2003
               ----------------------------------   TAX RATE /   PROPERTY
PARCEL NUMBER  LAND       BUILDING     TOTAL        MILL RATE     TAXES
-------------------------------------------------------------------------
115987         $408,000   $2,895,250   $3,303,250   0.01461      $48,254

IMPROVEMENT ANALYSIS

  Year Built                 1971
  Number of Units            102
  Net Rentable Area          123,450 Square Feet
  Construction:
    Foundation               Reinforced concrete slab
    Frame                    Heavy or light wood
    Exterior Walls           Wood or vinyl siding
    Roof                     Composition shingle over a wood truss structure
  Project Amenities          Amenities at the subject include a swimming pool,
                             tennis court, laundry room, and parking area.
  Unit Amenities             Individual unit amenities include a balcony, cable
                             TV connection, and washer dryer connection.
                             Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

Unit Mix:

                                 Unit Area
Unit Type       Number of Units  (Sq. Ft.)
------------------------------------------
1Br/1.5Ba Tnhs         5             900
2Br/1.5Ba Tnhs        38           1,100
2Br/1.5Ba Grdn        16           1,100
3Br/1.5Ba Tnhs         5           1,200
3Br/1.5Ba Grdn        24           1,400
3Br/2Ba Tnhs          14           1,425

Overall Condition              Average
Effective Age                  32 years
Economic Life                  45 years
Remaining Economic Life        13 years
Deferred Maintenance           None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1971 and consist of a 102-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                   COMPARABLE                 COMPARABLE
         DESCRIPTION                    SUBJECT                      I - 1                      I - 2
         -----------                    -------                    ----------                 ----------
 Property Name                  Carriage House Apartments  Cedars I                   Walker's Ridge
LOCATION:
 Address                        1220 Carriage House Lane   7139 Winding Cedar Trail   1100 Robinwood Road

 City, State                    Gastonia, North Carolina   Charlotte, NC              Gastonia, NC
 County                         Gaston                     Mecklenburg                Gaston
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         123,450                    340,000                    134,640
 Year Built                     1971                       1983                       1990
 Number of Units                102                        360                        144
 Unit Mix:                           Type       Total        Type              Total    Type             Total
                                1Br/1.5Ba Tnhs     5       1Br/1Ba             152    1Br/1Ba            32
                                2Br/1.5Ba Tnhs    38       2Br/2Ba             152    2Br/2Ba            72
                                2Br/1.5Ba Grdn    16       3Br/2Ba              56    3Br/2Ba            40
                                3Br/1.5Ba Tnhs     5
                                3Br/1.5Ba Grdn    24
                                3Br/2Ba Tnhs      14




 Average Unit Size (SF)         1,210                      944                        935
 Land Area (Acre)               10.2300                    31.3500                    N/A
 Density (Units/Acre)           10.0                       11.5
 Parking Ratio (Spaces/Unit)    2.44                       N/A                        N/A
 Parking Type (Gr., Cov., etc.) Open                       Open                       Open
CONDITION:                      Average                    Average                    Good
APPEAL:                         Average                    Average                    Good
AMENITIES:
 Pool/Spa                       Yes/No                     Yes/No                     Yes/Yes
 Gym Room                       No                         Yes                        Yes
 Laundry Room                   Yes                        Yes                        Yes
 Secured Parking                No                         Yes                        Yes
 Sport Courts                   No                         No                         No
 Washer/Dryer Connection        Yes                        Yes                        Yes

OCCUPANCY:                      84%                        93%                        94%
TRANSACTION DATA:
 Sale Date                                                 August, 2002               February, 2002
 Sale Price ($)                                            $14,800,000                $6,800,000
 Grantor                                                   CAPREIT Cedars LP          N/A

 Grantee                                                   Cedars Apt Assoc LLC       Guardian Management

 Sale Documentation                                        Book 13946 Page 148        N/A
 Verification                                              Confidential               Confidential
 Telephone Number
ESTIMATED PRO-FORMA:                                        Total $    $/Unit  $/SF    Total $    $/Unit  $/SF
 Potential Gross Income                                    $2,964,816  $8,236  $8.72  $1,315,104  $9,133  $9.77
 Vacancy/Credit Loss                                       $  355,778  $  988  $1.05  $  157,812  $1,096  $1.17
 Effective Gross Income                                    $2,609,038  $7,247  $7.67  $1,157,292  $8,037  $8.60
 Operating Expenses                                        $1,164,600  $3,235  $3.43  $  465,840  $3,235  $3.46
 Net Operating Income                                      $1,444,438  $4,012  $4.25  $  691,452  $4,802  $5.14
NOTES:                                                     None                       None

 PRICE PER UNIT                                                     $41,111                     $47,222
 PRICE PER SQUARE FOOT                                              $ 43.53                     $ 50.51
 EXPENSE RATIO                                                         44.6%                       40.3%
 EGIM                                                                  5.67                        5.88
 OVERALL CAP RATE                                                      9.76%                      10.17%
 Cap Rate based on Pro Forma or
 Actual Income?                                                      ACTUAL                     PRO FORMA

                                        COMPARABLE                  COMPARABLE                  COMPARABLE
         DESCRIPTION                      I - 3                       I - 4                       I - 5
         -----------                    ----------                  ----------                  ----------
 Property Name                  Drake                       Willow Ridge                River Wind
LOCATION:
 Address                        1701 Gander Cover           9200 Willow Ridge           1231 East Hudson Boulevard
                                Ln
 City, State                    Charlotte, NC               Charlotte, NC               Gastonia, NC
 County                         Mecklenburg                 Mecklenburg                 Gaston
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)         223,200                     370,728                     185,900
 Year Built                     1988                        1986                        1998
 Number of Units                288                         456                         180
 Unit Mix:                          Type            Total      Type              Total     Type              Total
                                1Br/1Ba             144     1Br/1Ba              190    1Br/1Ba               56
                                2Br/2Ba             144     2Br/2Ba              266    2Br/2Ba               92
                                                                                        3Br/2Ba               32

 Average Unit Size (SF)         775                         813                         1,033
 Land Area (Acre)               N/A                         11.9780                     N/A
 Density (Units/Acre)                                       38.1
 Parking Ratio (Spaces/Unit)    N/A                         N/A                         N/A
 Parking Type (Gr., Cov., etc.) Open                        Open                        Open
CONDITION:                      Average                     Average                     Good
APPEAL:                         Average                     Average                     Good
AMENITIES:
 Pool/Spa                       Yes/No                      Yes/No                      Yes/Yes
 Gym Room                       Yes                         Yes                         Yes
 Laundry Room                   Yes                         Yes                         Yes
 Secured Parking                No                          Yes                         Yes
 Sport Courts                   No                          No                          No
 Washer/Dryer Connection        Yes                         Yes                         Yes

OCCUPANCY:                      89%                         93%                         92%
TRANSACTION DATA:
 Sale Date                      August, 2001                December, 2002              March, 1999
 Sale Price ($)                 $11,560,000                 $20,300,000                 $9,407,000
 Grantor                        WTC No One Hundred          Willow Ridge Apts LLC       N/A

 Grantee                        Group One                   New Willow Ridge Assoc.     River Wind Holdings
                                Investments

 Sale Documentation             Book 12518, Page 898        Book 14555, Page 549        N/A
 Verification                   Confidential                Confidential                Confidential
 Telephone Number
ESTIMATED PRO-FORMA:              Total $   $/Unit   $/SF    Total $    $/Unit   $/SF    Total $    $/Unit  $/SF
 Potential Gross Income         $2,521,728  $8,756  $11.30  $4,058,846  $8,901  $10.95  $1,515,048  $8,417  $8.15
 Vacancy/Credit Loss            $  302,607  $1,051  $ 1.36  $  487,062  $1,068  $ 1.31  $  181,806  $1,010  $0.98
 Effective Gross Income         $2,219,121  $7,705  $ 9.94  $3,571,784  $7,833  $ 9.63  $1,333,242  $7,407  $7.17
 Operating Expenses             $  931,680  $3,235  $ 4.17  $1,475,160  $3,235  $ 3.98  $  582,300  $3,235  $3.13
 Net Operating Income           $1,287,441  $4,470  $ 5.77  $2,096,624  $4,598  $ 5.66  $  750,942  $4,172  $4.04
NOTES:                          None                        None                        None

 PRICE PER UNIT                          $40,139                       $44,518                     $52,261
 PRICE PER SQUARE FOOT                   $ 51.79                       $ 54.76                     $ 50.60
 EXPENSE RATIO                              42.0%                         41.3%                       43.7%
 EGIM                                       5.21                          5.68                        7.06
 OVERALL CAP RATE                          11.14%                        10.33%                       7.98%
 Cap Rate based on Pro Forma or
 Actual Income?                         PRO FORMA                     PRO FORMA                    PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $40,139 to $52,261 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $26,873 to $35,614 per unit with a mean or average adjusted price of $30,835 per unit. The median adjusted price is $30,468 per unit. Based on the following analysis, we have concluded to a value of $31,000 per unit, which results in an "as is" value of $3,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

SALES ADJUSTMENT GRID

                                                                       COMPARABLE                COMPARABLE
            DESCRIPTION                       SUBJECT                    I - 1                     I - 2
            -----------                       -------                  ----------                ----------
  Property Name                      Carriage House Apartments  Cedars I                  Walker's Ridge

  Address                            1220 Carriage House Lane   7139 Winding Cedar Trail  1100 Robinwood Road

  City                               Gastonia, North Carolina   Charlotte, NC             Gastonia, NC
  Sale Date                                                     August, 2002              February, 2002
  Sale Price ($)                                                $14,800,000               $6,800,000
  Net Rentable Area (SF)             123,450                    340,000                   134,640
  Number of Units                    102                        360                       144
  Price Per Unit                                                $41,111                   $47,222
  Year Built                         1971                       1983                      1990
  Land Area (Acre)                   10.2300                    31.3500                   N/A
VALUE ADJUSTMENTS                       DESCRIPTION                DESCRIPTION     ADJ.      DESCRIPTION     ADJ.
  Property Rights Conveyed           Fee Simple Estate          Fee Simple Estate    0%   Fee Simple Estate    0%
  Financing                                                     Cash To Seller       0%   Cash To Seller       0%
  Conditions of Sale                                            Arm's Length         0%   Arm's Length         0%
  Date of Sale (Time)                                           08-2002              0%   02-2002              0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                  $41,111                   $47,222
  Location                                                      Superior           -20%   Superior           -20%
  Number of Units                    102                        360                 10%   144                  0%
  Quality / Appeal                   Average                    Superior           -10%   Superior           -10%
  Age / Condition                    1971                       1983 / Average       0%   1990 / Good        -10%
  Occupancy at Sale                  84%                        93%                -10%   94%                -10%
  Amenities                          Average                    Comparable           0%   Comparable           0%
  Average Unit Size (SF)             1,210                      944                 10%   935                 10%
PHYSICAL ADJUSTMENT                                                                -20%                      -40%
FINAL ADJUSTED VALUE ($/UNIT)                                        $32,889                   $28,333

                                            COMPARABLE               COMPARABLE                COMPARABLE
            DESCRIPTION                       I - 3                    I - 4                     I - 5
            -----------                     ----------               ----------                ----------
  Property Name                      Drake                    Willow Ridge             River Wind

  Address                            1701 Gander Cover Ln     9200 Willow Ridge        1231 East Hudson Boulevard

  City                               Charlotte, NC            Charlotte, NC            Gastonia, NC
  Sale Date                          August, 2001             December, 2002           March, 1999
  Sale Price ($)                     $11,560,000              $20,300,000              $9,407,000
  Net Rentable Area (SF)             223,200                  370,728                  185,900
  Number of Units                    288                      456                      180
  Price Per Unit                     $40,139                  $44,518                  $52,261
  Year Built                         1988                     1986                     1998
  Land Area (Acre)                   N/A                      11.9780                  N/A
VALUE ADJUSTMENTS                       DESCRIPTION      ADJ.    DESCRIPTION      ADJ.   DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate    0%  Fee Simple Estate    0%  Fee Simple Estate    0%
  Financing                          Cash To Seller       0%  Cash To Seller       0%  Cash To Seller       0%
  Conditions of Sale                 Arm's Length         0%  Arm's Length         0%  Arm's Length         0%
  Date of Sale (Time)                08-2001              3%  12-2002              0%  03-1999              6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)       $41,343                  $44,518                  $55,397
  Location                           Superior           -20%  Superior           -20%  Superior           -20%
  Number of Units                    288                  5%  456                 10%  180                  0%
  Quality / Appeal                   Superior           -10%  Superior           -10%  Superior           -10%
  Age / Condition                    1988 / Average       0%  1986 / Average       0%  1998 / Good        -10%
  Occupancy at Sale                  89%                 -5%  93%                -10%  92%                -10%
  Amenities                          Comparable           0%  Comparable           0%  Comparable           0%
  Average Unit Size (SF)             775                 -5%  813                 10%  1,033                5%
PHYSICAL ADJUSTMENT                                     -35%                     -20%                     -45%
FINAL ADJUSTED VALUE ($/UNIT)             $26,873                  $35,614                  $30,468

SUMMARY

VALUE RANGE (PER UNIT)               $26,873 TO $35,614
MEAN (PER UNIT)                      $30,835
MEDIAN (PER UNIT)                    $30,468
VALUE CONCLUSION (PER UNIT)          $31,000

VALUE OF IMPROVEMENT & MAIN SITE               $3,162,000
  LESS: LEASE-UP COST                         -$   23,000
  PV OF CONCESSIONS                           -$   45,000
VALUE INDICATED BY SALES COMPARISON APPROACH   $3,094,000
ROUNDED                                        $3,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                 NOI PER UNIT COMPARISON

                     SALE PRICE              NOI/      SUBJECT NOI
COMPARABLE  NO. OF   ----------              ----      -----------   ADJUSTMENT  INDICATED
    NO.     UNITS    PRICE/UNIT   OAR     NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
----------  ------   ----------   ---     --------   --------------  ----------  ----------
   I-1       360    $14,800,000   9.76%  $1,444,438     $368,107       0.899      $36,977
                    $    41,111          $    4,012     $  3,609
   I-2       144    $ 6,800,000  10.17%  $  691,452     $368,107       0.752      $35,491
                    $    47,222          $    4,802     $  3,609
   I-3       288    $11,560,000  11.14%  $1,287,441     $368,107       0.807      $32,404
                    $    40,139          $    4,470     $  3,609
   I-4       456    $20,300,000  10.33%  $2,096,624     $368,107       0.785      $34,942
                    $    44,518          $    4,598     $  3,609
   I-5       180    $ 9,407,000   7.98%  $  750,942     $368,107       0.865      $45,208
                    $    52,261          $    4,172     $  3,609

            PRICE/UNIT

Low       High     Average  Median
$32,404   $45,208  $37,005  $35,491

  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                 $   35,000
Number of Units                                 102

Value                                    $3,570,000
      Less: Lease-Up Cost               -$   23,000
      PV of Concessions                 -$   45,000
                                         ----------
Value Based on NOI Analysis              $3,502,000
                             Rounded     $3,500,000

The adjusted sales indicate a range of value between $32,404 and $45,208 per unit, with an average of $37,005 per unit. Based on the subject's competitive position within the improved sales, a value of $35,000 per unit is estimated. This indicates an "as is" market value of $3,500,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                    EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  ----------     EFFECTIVE    OPERATING            SUBJECT
   NO.      UNITS   PRICE/UNIT   GROSS INCOME    EXPENSE    OER    PROJECTED OER  EGIM
--------------------------------------------------------------------------------------
   I-1       360    $14,800,000   $ 2,609,038  $1,164,600  44.64%                 5.67
                    $    41,111
   I-2       144    $ 6,800,000   $ 1,157,292  $  465,840  40.25%                 5.88
                    $    47,222
   I-3       288    $11,560,000   $ 2,219,121  $  931,680  41.98%                 5.21
                    $    40,139                                       50.90%
   I-4       456    $20,300,000   $ 3,571,784  $1,475,160  41.30%                 5.68
                    $    44,518
   I-5       180    $ 9,407,000   $ 1,333,242  $  582,300  43.68%                 7.06
                    $    52,261

            EGIM

Low   High  Average  Median
---   ----  -------  ------
5.21  7.06  5.90     5.68

VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                             5.25
Subject EGI                         $  801,717

Value                               $4,209,014
   Less: Lease-Up Cost             -$   23,000
   PV of Concessions               -$   45,000
                                    ----------
Value Based on EGIM Analysis        $4,141,014
                          Rounded   $4,100,000

                 Value Per Unit     $   40,196

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 50.90% before reserves. The comparable sales indicate a range of expense ratios from 40.25% to 44.64%, while their EGIMs range from 5.21 to 7.06. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $4,100,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $3,600,000.

Price Per Unit                   $3,100,000
NOI Per Unit                     $3,500,000
EGIM Analysis                    $4,100,000

Sales Comparison Conclusion      $3,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

            SUMMARY OF ACTUAL AVERAGE RENTS

                                 Average
                 Unit Area       -------
Unit Type        (Sq. Ft.)  Per Unit  Per SF  %Occupied
-------------------------------------------------------
1Br/1.5Ba Tnhs      900       $517     $0.57    80.0%
2Br/1.5Ba Tnhs     1100       $549     $0.50    84.2%
2Br/1.5Ba Grdn     1100       $528     $0.48    87.5%
3Br/1.5Ba Tnhs     1200       $631     $0.53    80.0%
3Br/1.5Ba Grdn     1400       $719     $0.51    83.3%
3Br/2Ba Tnhs       1425       $713     $0.50    85.7%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                  RENT ANALYSIS

                                                                       COMPARABLE RENTS
                                                            ---------------------------------------
                                                               R-1      R-2       R-3        R-4

                                                            Walker's             Quail
                                                              Ridge   Patriots   Woods   River Wind
                                                            ---------------------------------------
                                          SUBJECT  SUBJECT         COMPARISON TO SUBJECT
                           SUBJECT UNIT    ACTUAL   ASKING  ---------------------------------------
DESCRIPTION                    TYPE         RENT     RENT   Superior  Superior  Similar    Similar    MIN     MAX    MEDIAN  AVERAGE
-----------                ------------   -------  -------  --------  --------  -------    -------    ---     ---    ------  -------
Monthly Rent              1BR/1.5BA TNHS  $  517   $  599    $  600    $  635    $  579     $  610   $  579  $  635  $  605  $  606
Unit Area (SF)                               900      900       708       864       940        816      708     940     840     832
Monthly Rent Per Sq. Ft.                  $ 0.57   $ 0.67    $ 0.85    $ 0.73    $ 0.62     $ 0.75   $ 0.62  $ 0.85  $ 0.74  $ 0.74

Monthly Rent              2BR/1.5BA TNHS  $  549   $  659    $  700    $  650    $  629     $  705   $  629  $  705  $  675  $  671
Unit Area (SF)                             1,100    1,100       924       864     1,200      1,075      864   1,200   1,000   1,016
Monthly Rent Per Sq. Ft.                  $ 0.50   $ 0.60    $ 0.76    $ 0.75    $ 0.52     $ 0.66   $ 0.52  $ 0.76  $ 0.70  $ 0.67

Monthly Rent              2BR/1.5BA GRDN  $  528   $  659    $  700    $  650    $  629     $  705   $  629  $  705  $  675  $  671
Unit Area (SF)                             1,100    1,100       924       864     1,200      1,075      864   1,200   1,000   1,016
Monthly Rent Per Sq. Ft.                  $ 0.48   $ 0.60    $ 0.76    $ 0.75    $ 0.52     $ 0.66   $ 0.52  $ 0.76  $ 0.70  $ 0.67

Monthly Rent              3BR/1.5BA TNHS  $  631   $  719    $  850    $  750    $  779     $  805   $  750  $  850  $  792  $  796
Unit Area (SF)                             1,200    1,200     1,136     1,080     1,400      1,292    1,080   1,400   1,214   1,227
Monthly Rent Per Sq. Ft.                  $ 0.53   $ 0.60    $ 0.75    $ 0.69    $ 0.56     $ 0.62   $ 0.56  $ 0.75  $ 0.66  $ 0.66

Monthly Rent              3BR/1.5BA GRDN  $  719   $  789    $  850    $  750    $  779     $  805   $  750  $  850  $  792  $  796
Unit Area (SF)                             1,400    1,400     1,136     1,080     1,400      1,292    1,080   1,400   1,214   1,227
Monthly Rent Per Sq. Ft.                  $ 0.51   $ 0.56    $ 0.75    $ 0.69    $ 0.56     $ 0.62   $ 0.56  $ 0.75  $ 0.66  $ 0.66

Monthly Rent              3BR/2BA TNHS    $  713   $  799    $  850    $  750    $  779     $  805   $  750  $  850  $  792  $  796
Unit Area (SF)                             1,425    1,425     1,136     1,080     1,400      1,292    1,080   1,400   1,214   1,227
Monthly Rent Per Sq. Ft.                  $ 0.50   $ 0.56    $ 0.75    $ 0.69    $ 0.56     $ 0.62   $ 0.56  $ 0.75  $ 0.66  $ 0.66

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                GROSS RENTAL INCOME PROJECTION

                                               Market Rent
                                 Unit Area  ----------------  Monthly   Annual
  Unit Type     Number of Units  (Sq. Ft.)  Per Unit  Per SF  Income    Income
  ---------     ---------------  ---------  --------  ------  -------   ------
1Br/1.5Ba Tnhs         5            900       $599    $0.67   $ 2,995  $ 35,940
2Br/1.5Ba Tnhs        38          1,100       $659    $0.60   $25,042  $300,504
2Br/1.5Ba Grdn        16          1,100       $659    $0.60   $10,544  $126,528
3Br/1.5Ba Tnhs         5          1,200       $719    $0.60   $ 3,595  $ 43,140
3Br/1.5Ba Grdn        24          1,400       $789    $0.56   $18,936  $227,232
3Br/2Ba Tnhs          14          1,425       $799    $0.56   $11,186  $134,232
                                                      Total   $72,298  $867,576

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR 2000      FISCAL YEAR 2001      FISCAL YEAR 2002      FISCAL YEAR 2003
                            -------------------------------------------------------------------------------------
                                  ACTUAL                ACTUAL                ACTUAL           MANAGEMENT BUDGET
                            -------------------------------------------------------------------------------------
DESCRIPTION                   TOTAL    PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT
-----------                 --------   --------   --------   --------   --------   --------   --------   --------
Revenues
  Rental Income             $666,546   $  6,535   $798,858   $  7,832   $770,519   $  7,554   $791,572   $  7,761

  Vacancy                   $ 89,215   $    875   $108,030   $  1,059   $ 91,363   $    896   $ 60,360   $    592
  Credit Loss/Concessions   $ 15,636   $    153   $ 20,488   $    201   $ 11,452   $    112   $  6,720   $     66
    Subtotal                $104,851   $  1,028   $128,518   $  1,260   $102,815   $  1,008   $ 67,080   $    658

  Laundry Income            $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
  Garage Revenue            $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
  Other Misc. Revenue       $ 30,296   $    297   $ 39,926   $    391   $ 38,354   $    376   $ 27,132   $    266
    Subtotal Other Income   $ 30,296   $    297   $ 39,926   $    391   $ 38,354   $    376   $ 27,132   $    266

Effective Gross Income      $591,991   $  5,804   $710,266   $  6,963   $706,058   $  6,922   $751,624   $  7,369

Operating Expenses
  Taxes                     $ 36,037   $    353   $ 41,884   $    411   $ 48,700   $    477   $ 42,548   $    417
  Insurance                 $ 16,240   $    159   $ 19,572   $    192   $ 21,038   $    206   $ 23,256   $    228
  Utilities                 $ 51,370   $    504   $ 60,760   $    596   $ 62,806   $    616   $ 51,596   $    506
  Repair & Maintenance      $ 87,187   $    855   $ 94,270   $    924   $ 86,396   $    847   $ 97,256   $    953
  Cleaning                  $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
  Landscaping               $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
  Security                  $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0
  Marketing & Leasing       $ 28,307   $    278   $ 31,553   $    309   $ 27,273   $    267   $ 24,720   $    242
  General Administrative    $125,194   $  1,227   $147,613   $  1,447   $114,066   $  1,118   $104,373   $  1,023
  Management                $ 31,318   $    307   $ 39,062   $    383   $ 36,717   $    360   $ 37,680   $    369
  Miscellaneous             $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0

Total Operating Expenses    $375,653   $  3,683   $434,714   $  4,262   $396,996   $  3,892   $381,429   $  3,740

  Reserves                  $      0   $      0   $      0   $      0   $      0   $      0   $      0   $      0

Net Income                  $216,338   $  2,121   $275,552   $  2,701   $309,062   $  3,030   $370,195   $  3,629
                              ANNUALIZED 2003
                            -------------------
                                PROJECTION                AAA PROJECTION
                            --------------------------------------------------
DESCRIPTION                  TOTAL     PER UNIT    TOTAL     PER UNIT      %
-----------                 --------   --------   --------   --------   ------
Revenues
  Rental Income             $754,612   $  7,398   $867,576   $  8,506   100.0%

  Vacancy                   $145,200   $  1,424   $ 86,758   $    851    10.0%
  Credit Loss/Concessions   $  9,768   $     96   $ 17,352   $    170     2.0%
    Subtotal                $154,968   $  1,519   $104,109   $  1,021    12.0%

  Laundry Income            $      0   $      0   $      0   $      0     0.0%
  Garage Revenue            $      0   $      0   $      0   $      0     0.0%
  Other Misc. Revenue       $ 40,276   $    395   $ 38,250   $    375     4.4%
    Subtotal Other Income   $ 40,276   $    395   $ 38,250   $    375     4.4%

Effective Gross Income      $639,920   $  6,274   $801,717   $  7,860   100.0%

Operating Expenses
  Taxes                     $ 41,724   $    409   $ 48,254   $    473     6.0%
  Insurance                 $ 21,560   $    211   $ 21,420   $    210     2.7%
  Utilities                 $ 69,456   $    681   $ 61,200   $    600     7.6%
  Repair & Maintenance      $ 80,428   $    789   $ 96,900   $    950    12.1%
  Cleaning                  $      0   $      0   $      0   $      0     0.0%
  Landscaping               $      0   $      0   $      0   $      0     0.0%
  Security                  $      0   $      0   $      0   $      0     0.0%
  Marketing & Leasing       $ 25,556   $    251   $ 28,050   $    275     3.5%
  General Administrative    $107,936   $  1,058   $112,200   $  1,100    14.0%
  Management                $ 32,048   $    314   $ 40,086   $    393     5.0%
  Miscellaneous             $      0   $      0   $      0   $      0     0.0%

Total Operating Expenses    $378,708   $  3,713   $408,110   $  4,001    50.9%

  Reserves                  $      0   $      0   $ 25,500   $    250     6.2%

Net Income                  $261,212   $  2,561   $368,107   $  3,609    45.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                 CAPITALIZATION RATES
         -----------------------------------
              GOING-IN           TERMINAL
         -----------------   ----------------
          LOW         HIGH    LOW        HIGH
         ------------------------------------
RANGE    6.00%       10.00%  7.00%      10.00%
AVERAGE         8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT   OAR
---------  ---------  ------  ----------  ----
   I-1      Aug-02     93%     $41,111     9.76%
   I-2      Feb-02     94%     $47,222    10.17%
   I-3      Aug-01     89%     $40,139    11.14%
   I-4      Dec-02     93%     $44,518    10.33%
   I-5      Mar-99     92%     $52,261     7.98%
                                  High    11.14%
                                   Low     7.98%
                               Average     9.88%

Based on this information, we have concluded the subject's overall capitalization rate should be 10.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 11.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 12.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 12.00% indicates a value of $3,700,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

approximately 37% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                           CARRIAGE HOUSE APARTMENTS

               YEAR                     APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
            FISCAL YEAR                     1            2             3             4             5             6
REVENUE
  Base Rent                            $  867,576    $  880,590    $  907,007    $  934,218    $  962,244    $  991,111

  Vacancy                              $  113,544    $   88,059    $   90,701    $   93,422    $   96,224    $   99,111
  Credit Loss                          $   17,352    $   17,612    $   18,140    $   18,684    $   19,245    $   19,822
  Concessions                          $   34,703    $   17,612    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  165,599    $  123,283    $  108,841    $  112,106    $  115,469    $  118,933

  Laundry Income                       $        0    $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   38,250    $   38,824    $   39,988    $   41,188    $   42,424    $   43,696
                                       --------------------------------------------------------------------------------
    Subtotal Other Income              $   38,250    $   38,824    $   39,988    $   41,188    $   42,424    $   43,696
                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $  740,227    $  796,131    $  838,155    $  863,300    $  889,199    $  915,875

OPERATING EXPENSES:
  Taxes                                $   48,254    $   49,702    $   51,193    $   52,729    $   54,310    $   55,940
  Insurance                            $   21,420    $   22,063    $   22,724    $   23,406    $   24,108    $   24,832
  Utilities                            $   61,200    $   63,036    $   64,927    $   66,875    $   68,881    $   70,948
  Repair & Maintenance                 $   96,900    $   99,807    $  102,801    $  105,885    $  109,062    $  112,334
  Cleaning                             $        0    $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   28,050    $   28,892    $   29,758    $   30,651    $   31,571    $   32,518
  General Administrative               $  112,200    $  115,566    $  119,033    $  122,604    $  126,282    $  130,071
  Management                           $   37,011    $   39,807    $   41,908    $   43,165    $   44,460    $   45,794
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  405,036    $  418,871    $  432,345    $  445,315    $  458,674    $  472,435

  Reserves                             $   25,500    $   26,265    $   27,053    $   27,865    $   28,700    $   29,561
                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $  309,692    $  350,994    $  378,757    $  390,120    $  401,824    $  413,878
                                       ================================================================================

  Operating Expense Ratio (% of EGI)         54.7%         52.6%         51.6%         51.6%         51.6%         51.6%
  Operating Expense Per Unit           $    3,971    $    4,107    $    4,239    $    4,366    $    4,497    $    4,632
                                       ================================================================================

               YEAR                     APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
            FISCAL YEAR                    7             8             9             10            11
REVENUE
  Base Rent                            $1,020,845    $1,051,470    $1,083,014    $1,115,505    $1,148,970

  Vacancy                              $  102,084    $  105,147    $  108,301    $  111,550    $  114,897
  Credit Loss                          $   20,417    $   21,029    $   21,660    $   22,310    $   22,979
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  122,501    $  126,176    $  129,962    $  133,861    $  137,876

  Laundry Income                       $        0    $        0    $        0    $        0    $        0
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $   45,007    $   46,358    $   47,748    $   49,181    $   50,656
                                       ------------------------------------------------------------------
    Subtotal Other Income              $   45,007    $   46,358    $   47,748    $   49,181    $   50,656
                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $  943,351    $  971,651    $1,000,801    $1,030,825    $1,061,750

OPERATING EXPENSES:
  Taxes                                $   57,618    $   59,347    $   61,127    $   62,961    $   64,850
  Insurance                            $   25,577    $   26,344    $   27,134    $   27,948    $   28,787
  Utilities                            $   73,076    $   75,268    $   77,526    $   79,852    $   82,248
  Repair & Maintenance                 $  115,704    $  119,175    $  122,750    $  126,433    $  130,225
  Cleaning                             $        0    $        0    $        0    $        0    $        0
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   33,493    $   34,498    $   35,533    $   36,599    $   37,697
  General Administrative               $  133,973    $  137,992    $  142,132    $  146,396    $  150,787
  Management                           $   47,168    $   48,583    $   50,040    $   51,541    $   53,087
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $  486,608    $  501,206    $  516,242    $  531,729    $  547,681

  Reserves                             $   30,448    $   31,362    $   32,303    $   33,272    $   34,270
                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $  426,295    $  439,084    $  452,256    $  465,824    $  479,799
                                       ==================================================================
  Operating Expense Ratio (% of EGI)         51.6%         51.6%         51.6%         51.6%         51.6%
  Operating Expense Per Unit           $    4,771    $    4,914    $    5,061    $    5,213    $    5,369
                                       ==================================================================

Estimated Stabilized NOI  $368,107   Sales Expense Rate   2.00%
Months to Stabilized            12   Discount Rate       12.00%
Stabilized Occupancy          90.0%  Terminal Cap Rate   11.00%

Gross Residual Sale Price  $4,361,805  Deferred Maintenance          $        0
  Less: Sales Expense      $   87,236  Add: Excess Land              $        0
                           ----------
Net Residual Sale Price    $4,274,569  Other Adjustments             $        0
                                                                     ----------
PV of Reversion            $1,376,297  Value Indicated By "DCF"      $3,709,002
Add: NPV of NOI            $2,332,705                 Rounded        $3,700,000
                           ----------
PV Total                   $3,709,002

                            "DCF" VALUE SENSITIVITY TABLE

                                        DISCOUNT RATE
                   ------------------------------------------------------------------
      TOTAL VALUE            11.50%      11.75%      12.00%      12.25%      12.50%
-------------------------------------------------------------------------------------
TERMINAL CAP RATE  10.50%  $3,896,376  $3,834,800  $3,774,540  $3,715,563  $3,657,839
                   10.75%  $3,861,310  $3,800,511  $3,741,009  $3,682,772  $3,625,769
                   11.00%  $3,827,839  $3,767,781  $3,709,002  $3,651,471  $3,595,156
                   11.25%  $3,795,855  $3,736,505  $3,678,417  $3,621,561  $3,565,904
                   11.50%  $3,765,262  $3,706,589  $3,649,163  $3,592,951  $3,537,924

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently 84% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $23,000 as shown in the following table.

           DESCRIPTION                 YEAR 1
----------------------------------------------
"As Is" Net Operating Income          $309,692
Stabilized Net Operating Income       $335,139
                                      --------
Difference                            $ 25,447

PV of Income Loss During Lease-Up     $ 22,721
                                      --------
                          Rounded     $ 23,000

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $45,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 10.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                               CARRIAGE HOUSE APARTMENTS

                                                 TOTAL    PER Sq. Ft.  PER UNIT % OF EGI
                                                 -----    -----------  -------- --------
REVENUE
  Base Rent                                   $  867,576     $ 7.03    $ 8,506

  Less: Vacancy & Collection Loss     12.00%  $  104,109     $ 0.84    $ 1,021

  Plus: Other Income
    Laundry Income                            $        0     $ 0.00    $     0    0.00%
    Garage Revenue                            $        0     $ 0.00    $     0    0.00%
    Other Misc. Revenue                       $   38,250     $ 0.31    $   375    4.77%
                                              ----------------------------------------
      Subtotal Other Income                   $   38,250     $ 0.31    $   375    4.77%

EFFECTIVE GROSS INCOME                        $  801,717     $ 6.49    $ 7,860

OPERATING EXPENSES:
  Taxes                                       $   48,254     $ 0.39    $   473    6.02%
  Insurance                                   $   21,420     $ 0.17    $   210    2.67%
  Utilities                                   $   61,200     $ 0.50    $   600    7.63%
  Repair & Maintenance                        $   96,900     $ 0.78    $   950   12.09%
  Cleaning                                    $        0     $ 0.00    $     0    0.00%
  Landscaping                                 $        0     $ 0.00    $     0    0.00%
  Security                                    $        0     $ 0.00    $     0    0.00%
  Marketing & Leasing                         $   28,050     $ 0.23    $   275    3.50%
  General Administrative                      $  112,200     $ 0.91    $ 1,100   13.99%
  Management                           5.00%  $   40,086     $ 0.32    $   393    5.00%
  Miscellaneous                               $        0     $ 0.00    $     0    0.00%

TOTAL OPERATING EXPENSES                      $  408,110     $ 3.31    $ 4,001   50.90%

  Reserves                                    $   25,500     $ 0.21    $   250    3.18%
                                              ----------------------------------------
NET OPERATING INCOME                          $  368,107     $ 2.98    $ 3,609   45.91%
                                              ----------------------------------------

  "GOING IN" CAPITALIZATION RATE                   10.50%

  VALUE INDICATION                            $3,505,780     $28.40    $34,370

  LESS: LEASE-UP COST                        ($   23,000)
  PV OF CONCESSIONS                          ($   45,000)

  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)          $3,437,780

                            ROUNDED           $3,400,000     $27.54    $33,333

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE      VALUE      ROUNDED   $/UNIT    $/SF
--------------------------------------------------
  9.75%    $3,707,455  $3,700,000  $36,275  $29.97
 10.00%    $3,613,069  $3,600,000  $35,294  $29.16
 10.25%    $3,523,287  $3,500,000  $34,314  $28.35
 10.50%    $3,437,780  $3,400,000  $33,333  $27.54
 10.75%    $3,356,250  $3,400,000  $33,333  $27.54
 11.00%    $3,278,426  $3,300,000  $32,353  $26.73
 11.25%    $3,204,061  $3,200,000  $31,373  $25.92

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $3,400,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

             Discounted Cash Flow Analysis        $3,700,000
             Direct Capitalization Method         $3,400,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $3,600,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

             Cost Approach                        Not Utilized
             Sales Comparison Approach             $3,600,000
             Income Approach                       $3,600,000
             Reconciled Value                      $3,600,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 14, 2003 the market value of the fee simple estate in the property is:

                                   $3,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

              [PICTURE]                                 [PICTURE]

     EXTERIOR - SUBJECT ENTRANCE          EXTERIOR - TYPICAL BUILDING ELEVATION

              [PICTURE]                                 [PICTURE]

EXTERIOR - TYPICAL BUILDING ELEVATION     EXTERIOR - TYPICAL BUILDING ELEVATION

              [PICTURE]                                 [PICTURE]

     EXTERIOR - TYPICAL BUILDING                EXTERIOR - TYPICAL BUILDING
          ELEVATION (REAR)                           ELEVATION (REAR)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                               SUBJECT PHOTOGRAPHS

       [PICTURE]                                   [PICTURE]

INTERIOR - TYPICAL UNIT                     INTERIOR - TYPICAL UNIT

       [PICTURE]                                   [PICTURE]

INTERIOR - TYPICAL UNIT                     INTERIOR - TYPICAL UNIT

       [PICTURE]                                   [PICTURE]

   EXTERIOR - OFFICE                       EXTERIOR - SWIMMING POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

     COMPARABLE I-1               COMPARABLE I-2             COMPARABLE I-3
        CEDARS I                  WALKER'S RIDGE                  DRAKE
7139 Winding Cedar Trail       1100 Robinwood Road        1701 Gander Cover Ln
     Charlotte, NC                 Gastonia, NC               Charlotte, NC

       [PICTURE]                    [PICTURE]                   [PICTURE]


     COMPARABLE I-4               COMPARABLE I-5
      WILLOW RIDGE                  RIVER WIND
   9200 Willow Ridge        1231 East Hudson Boulevard
     Charlotte, NC                 Gastonia, NC

       [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
    DESCRIPTION                                SUBJECT                                      R - 1
------------------------------------------------------------------------------------------------------------------
  Property Name               Carriage House Apartments                  Walker's Ride
  Management Company          AIMCO                                      Guardian Management
LOCATION:
  Address                     1220 Carriage House Lane                   1100 Robinwood Road
  City, State                 Gastonia, North Carolina                   Gastonia, NC
  County                      Gaston                                     Gaston
  Proximity to Subject                                                   1 mile west of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      123,450                                    134,640
  Year Built                  1971                                       1990
  Effective Age               32                                         13
  Building Structure Type     Brick & wood siding walls;                 Brick & Wood siding walls;
                               asphalt shingle roof                       asphalt shingle roof
  Parking Type
  (Gr., Cov., etc.)           Open                                       Open
  Number of Units             102                                        144
  Unit Mix:                           Type        Unit   Qty.    Mo.          Type              Unit   Qty.   Mo.
                              1  1Br/1.5Ba Tnhs     900    5    $517     1   1BD/1BH              708   32  $  600
                              2  2Br/1.5Ba Tnhs   1,100   38    $549     2   2BD/2BH              924   36  $  700
                              3  2Br/1.5Ba Grdn   1,100   16    $528     3   2BD/2BH              924   36  $  700
                              4  3Br/1.5Ba Tnhs   1,200    5    $631     4   3BD/2BH            1,136   13  $  850
                              5  3Br/1.5Ba Grdn   1,400   24    $719     5   3BD/2BH            1,136   13  $  850
                              6  3Br/2Ba Tnhs     1,425   14    $713     6   3BD/2BH            1,136   14  $  850
  Average Unit Size (SF)      1,210                                      935
  Unit Breakdown:              Efficiency   0%    2-Bedroom  22%           Efficiency     0%     2-Bedroom   40%
                               1-Bedroom   78%    3-Bedroom   0%           1-Bedroom     22%     3-Bedroom   28%
CONDITION:                    Average                                    Good
APPEAL:                       Average                                    Good
AMENITIES:
  Unit Amenities                  Attach. Garage   X  Vaulted Ceiling         Attach. Garage       Vaulted Ceiling
                               X  Balcony             W/D Connect.         X  Balcony           X  W/D Connect.
                                  Fireplace                                X  Fireplace         X
                               X  Cable TV Ready                           X  Cable TV Ready       Carports
  Project Amenities            X  Swimming Pool                               Swimming Pool
                                  Spa/Jacuzzi         Car Wash             X  Spa/Jacuzzi          Car Wash
                                  Basketball Court    BBQ Equipment           Basketball Court     BBQ Equipment
                                  Volleyball Court    Theater Room            Volleyball Court     Theater Room
                                  Sand Volley Ball    Meeting Hall            Sand Volley Ball     Meeting Hall
                               X  Tennis Court        Secured Parking         Tennis Court         Secured Parking
                                  Racquet Ball     X  Laundry Room            Racquet Ball      X  Laundry Room
                                  Jogging Track       Business Office         Jogging Track        Business Office
                                  Gym Room                                 X  Gym Room
OCCUPANCY:                    84%                                        96%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months                             6 to 12 Months
  Concessions                 N/A                                        None
  Pet Deposit                 150                                        $300
  Utilities Paid by Tenant:    X  Electric            Natural Gas          X  Electric             Natural Gas
                                  Water               Trash                   Water                Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:                                                 Superior

                                                COMPARABLE                                   COMPARABLE
    DESCRIPTION                                    R - 2                                       R - 3
----------------------------------------------------------------------------------------------------------------------
  Property Name               Patriots                                       Ouail Woods
  Management Company          David  Drye Company                            AIMCO
LOCATION:
  Address                     1272 Union Road                                1657 Ouail Woods Road
  City, State                 Gastonia, NC                                   Gastonia, NC
  County                      Gaston                                         Gaston
  Proximity to Subject        2 miles west of subject                        1 mile west of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      149,916                                        60,632
  Year Built                  1998                                           1973
  Effective Age               5                                              30
  Building Structure Type     Brick &  Wood siding walls; asphalt            Brick & wood siding walls; asphalt
                               shingle roof                                   shingle roof
  Parking Type
  (Gr., Cov., etc.)           Open                                           Open
  Number of Units             186                                            188
  Unit Mix:                         Type               Unit   Qty.   Mo.          Type             Unit   Qty.    Mo.
                                  1BD/1BH EFF           336    21  $ 555        1BD/1BH             750    20   $ 589
                                  1BD/1BH               512    21  $ 550     1  1BD/1.5BH TNHS      940    30   $ 579
                              1   2BD/1BH               864    54  $ 635     2  2BD/1.5BH TNHS    1,200    54   $ 629
                              2   2BD/2BH               864    27  $ 650     3  2BD/1.5BH TNHS    1,200    54   $ 629
                              3   2BD/2BH               864    27  $ 650     4  3BD/2BH TNHS      1,400    10   $ 729
                              4   3BD/2BH             1,080    12  $ 750     5  3BD/2BH TNHS      1,400    10   $ 729
                              5   3BD/2BH             1,080    12  $ 750     6  3BD/2BH TNHS      1,400    10   $ 729
                              6   3BD/2BH             1,080    12  $ 750
  Average Unit Size (SF)      806                                            1,143
  Unit Breakdown:               Efficieny    11%     2-Bedroom      58%        Efficiency     0%     2-Bedroom   61%
                                1-Bedroom    11%     3-Bedroom      20%        1-Bedroom     39%     3-Bedroom    0%
CONDITION:                    Good                                           Average
APPEAL:                       Good                                           Average
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling           Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.           X  Balcony           X  W/D Connect.
                                   Fireplace                                      Fireplace
                                X  Cable TV Ready                              X  Cable TV Ready
  Project Amenities             X  Swimming Pool                               X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash                  Spa/Jacuzzi          Car Wash
                                X  Basketball Court     BBQ Equipment          X  Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking           Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room              Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office           Jogging Track        Business Office
                                X  Gym Room                                    X  Gym Room
OCCUPANCY:                    73%                                            72%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months                                 6 to 12 Months
  Concessions                 850 off market rent                            Reduced rents
  Pet Deposit                 $300                                           $150
  Utilities Paid by Tenant:     X  Electric             Natural Gas            X  Electric             Natural Gas
                                   Water                Trash                     Water                Trash
  Confirmation
  Telephone Number
NOTES:
COMPARISON TO SUBJECT:        Superior                                       Similar

                                              COMPARABLE
    DESCRIPTION                                  R - 4
-------------------------------------------------------------------------
  Property Name               River Wind
  Management Company          River Wind Holdings
LOCATION:
  Address                     1321 Fast Hudson Boulevard
  City, State                 Gaston NC
  County                      Gaston
  Proximity to Subject        2 miles west of subject
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)      185,940
  Year Built                  1998
  Effective Age               5
  Building Structure Type     Brick & Wood siding walls; asphalt
                               shingle roof
  Parking Type
  (Gr., Cov., etc.)           Open
  Number of Units             180
  Unit Mix:                       Type                  Unit  Qty.   Mo.
                              1  1BD/1BH                 816   56  $  610
                              2  2BD/2BH               1,075   46  $  705
                              3  2BD/2BH               1,075   46  $  705
                              4  3BD/2BH               1,292   11  $  805
                              5  3BD/2BH               1,292   11  $  805
                              6  3BD/2BH               1,292   10  $  805
  Average Unit Size (SF)      1,033
  Unit Breakdown:               Efficiency      0%     2-Bedroom     51%
                                1-Bedroom      31%     3-Bedroom     18%
CONDITION:                    Average
APPEAL:                       Average
AMENITIES:
  Unit Amenities                   Attach. Garage       Vaulted Ceiling
                                X  Balcony           X  W/D Connect.
                                X  Fireplace
                                X  Cable TV Ready
  Project Amenities             X  Swimming Pool
                                   Spa/Jacuzzi          Car Wash
                                X  Basketball Court     BBQ Equipment
                                   Volleyball Court     Theater Room
                                   Sand Volley Ball     Meeting Hall
                                   Tennis Court         Secured Parking
                                   Racquet Ball      X  Laundry Room
                                   Jogging Track        Business Office
                                X  Gym Room
OCCUPANCY:                    91%
LEASING DATA:
  Available Leasing Terms     6 to 12 Months
  Concessions                 None
  Pet Deposit                 $200
  Utilities Paid by Tenant:     X  Electric             Natural Gas
                                   Water                Trash
  Confirmation
  Telephone Number
NOTES:
  COMPARISON TO SUBJECT:      Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

  COMPARABLE R-1          COMPARABLE R-2        COMPARABLE R-3
  WALKER'S RIDGE             PATRIOTS             QUAIL WOODS
1100 Robinwood Road      1272 Union Road     1657 Quail Woods Road
   Gastonia, NC            Gastonia, NC          Gastonia, NC

    [PICTURE]               [PICTURE]              [PICTURE]

      COMPARABLE R-4
        RIVER WIND
1231 East Hudson Boulevard
      Gastonia, NC               N/A

       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. John Hayden provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                                  --------------------
                                                  Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                        North Carolina Temporary Practice Permit
                                                      #2578

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                             FRANK A. FEHRIBACH, MAI

                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation           Mr. Fehribach has experience in valuations for resort
                    hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                    Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

Business            Mr. Fehribach joined AAA as an engagement director in 1998.
                    He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION           University of Texas - Arlington
                      Master of Science - Real Estate
                    University of Dallas
                      Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE               State of Arizona
CERTIFICATIONS        Certified General Real Estate Appraiser, #30828
                    State of Arkansas
                      State Certified General Appraiser, #CG1387N
                    State of Colorado
                      Certified General Appraiser, #CG40000445
                    State of Georgia
                      Certified General Real Property Appraiser, #218487
                    State of Michigan
                      Certified General Appraiser, #1201008081
                    State of Texas
                      Real Estate Salesman License, #407158 (Inactive)
                    State of Texas
                      State Certified General Real Estate Appraiser,
                      #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

PROFESSIONAL        Appraisal Institute, MAI Designated Member
AFFILIATIONS        Candidate Member of the CCIM Institute pursuing Certified
                    Commercial Investment Member (CCIM) designation

PUBLICATIONS        "An Analysis of the Determinants of Industrial Property
                    Valuation," Co-authored with Dr. Ronald C. Rutherford and
                    Dr. Mark Eakin, The Journal of Real Estate Research, Vol. 8,
                    No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
CARRIAGE HOUSE APARTMENTS, GASTONIA, NORTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.